EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "**Agreement**") is made and entered into this 28th day of April, 2021 (the "**Effective Date**"), by and between AppTech Corp., a Wyoming corporation (the "**Company**"), and Virgil Llapitan, an individual residing in San Diego County, California (the "**Executive**").

WHEREAS, the Company desires to employ Executive, and Executive desires to accept such employment, on at at-will basis according to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

AGREEMENT

1. Retention and Duties.

1.1 Retention. The Company does hereby hire, engage and employ Executive for the Period of Employment (as defined in Section 2) on the terms and conditions expressly set forth in this Agreement. Executive does hereby accept and agree to such hiring, engagement and employment, on the terms and conditions expressly set forth in this Agreement.

1.2 Duties. During the Period of Employment, the Executive shall serve the Company as its President and Chief Operating Officer. Executive shall have the powers, authorities and duties, including but not limited to set forth on Exhibit "A," usually vested in the office of chief operating officers or presidents, as the case may be, of companies of similar size and similar nature of the Company, and such other powers, authorities and duties commensurate with such position as the Company's Board of Directors (the "**Board**") may assign from time to time, all subject to the directives of the Board and the corporate policies of the Company as in effect from time to time (including, without limitation, the Company's business conduct and ethics policies, as they may change from time to time). During the Period of Employment, Executive shall report directly to Luke D'Angelo, the "Designated Person". The parties may mutually agree to changes in Executive's job title and duties during the Period of Employment.

1.3 No Conflicting Duties; Minimum Time Commitment. During the Period of Employment, Executive shall (i) devote Executive's full time efforts, abilities, and attention (defined to mean not less than forty (40) hours/week and not less than five (5) business days/week) to the business of Company, (ii) perform such duties in a faithful, effective and efficient manner to the best of Executive's abilities, and (iii) hold no other employment (except such employment as may be approved by the Company and does not interfere with the ability of Executive to perform Executive's duties hereunder). Executive's service on the boards of directors (or similar body) of other business entities is subject to the approval of the Company. The Company shall have the right to require the Executive to resign from any board or similar body if the Company reasonably determines that the Executive's service on such board or body interferes with the effective discharge of Executive's duties and responsibilities to the Company or that any business related to such service is then in competition with any business of the Company or any of its affiliates, successors or assigns. Given the professional nature of Executive's position, Executive is required to work additional hours from time to time, and is not eligible for overtime pay. Executive acknowledges and agrees that the compensation provided under this Agreement represents full compensation for all of Executive's working hours and services, including overtime. Executive shall not, during the Period of Employment, without the prior written consent of the Company, directly or indirectly, own (other than passive investments in publicly traded companies where such investment does not exceed more than two percent (2%) of the total outstanding shares or other equity interests of such company), manage, operate, control, be employed by,

participate in, advise or be connected in any manner with the ownership, management, operation or control of a competing business.

1.4 Employment Eligibility. Executive's employment with the Company is contingent upon completing the Form I-9 (Employment Eligibility Verification) within the first three (3) days of employment. On the first day of employment, Executive agrees to provide a signed Form I-9 plus the required original documentation specified in the "List of Acceptable Documents."

1.5 Uniqueness Of Executive's Services. Executive hereby represents and agrees that the services to be performed under the terms of this Agreement are of a special, unique, unusual, extraordinary, and intellectual character that gives them a unique value, the loss of which cannot be adequately compensated in damages in an action at law. Executive, therefore, expressly agrees that the Company, in addition to any other rights or remedies that the Company may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy the breach of this Agreement by Executive.

1.6 Company policies. At all times during the Period of Employment, Executive is expected to observe, respect and comply with all policies and procedures of the Company, as adopted or modified from time to time, whether written or oral, including but not limited to those regarding work schedules, vacation and sick leave.

2. Period of Employment. The "**Period of Employment**" shall commence on the Effective Date and shall end upon termination of Executive's employment by either party pursuant to Section 6 below.

3. Compensation and Benefits.

3.1 Base Salary. During the Period of Employment, the Company shall pay Executive a base salary (the "**Base Salary**") in accordance with the Company's regular payroll practices in effect from time to time but not less frequently than twice monthly. Executive's initial Base Salary shall be at an annualized rate of Eighty-five Thousand Dollars ($85,000).

3.2 Revenue Sharing. During and following the Period of Employment, Executive will receive 20% of Net Revenue derived from customers of the Company who (a) were demonstrably introduced to the Company by Executive, and (b) who actually establish an account with the Company (a "**Merchant Account**"). "**Net Revenue**" is calculated as the revenue derived from referred Merchant Accounts after costs, such as discounts or fees, directly associated with the aforementioned Merchant Account have been deducted. All payments of Net Revenue required by this Section 3.2 will be payable monthly on the fifteenth (15th) day of the month following the month of collection.

3.3 Discretionary Incentive Compensation. The Company may in its sole discretion, but is under no obligation to, award incentive compensation to Employee in the form of bonuses or other incentive-based forms of compensation. The award of any bonus or other incentive-based compensation at any time shall not obligate the Company to make the same or similar awards to Employee at any time thereafter.

3.4 Equity Plans. Simultaneously with the execution of this Agreement, Executive will receive a three-year non-statutory stock option to purchase up to three hundred thousand (300,000) shares of unregistered $0.001 par value common stock of the Company at a strike price equal to fair market value on the date of grant, which option shall vest as to all shares on the date of grant. Executive understands and acknowledges that Executive will be required to pay taxes on the exercise of the non-statutory stock option and is advised to consult his own tax advisors as to the advisability of making a Section 83(b) Election (which must be done within thirty (30) days) and other tax consequences.

4. **Benefits.**

4.1 **Benefit Plans.** As a regular Executive of the Company, Executive shall be entitled to participate in all Executive retirement, pension and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company's Executives generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time.

4.2 **Paid and Unpaid Leave.** During the Period of Employment, Executive will be eligible for paid and/or unpaid leave (including but not limited to vacation time and sick leave) in accordance with the Company's Employee Handbook. The Company's leave policies may be amended from time to time by the Company as determined by the Company in its sole discretion or in accordance with law. The Company's leave policies may be amended from time to time by the Company as determined by the Company in its sole discretion or in accordance with law. Notwithstanding the accrual provisions of the Company's paid leave policy, Executive's initial annual rate of vacation accrual shall be thirty-six (136) hours, or seventeen (17) days per year and shall increase by the equivalent of one (1) day per year thereafter. Notwithstanding the accrual provisions of the Company's paid leave policy, Employee shall be credited fifteen (15) days of accrued paid vacation leave. All paid vacation and sick leave shall be subject to the accrual cap established therein in the Company's paid leave policy.

4.3 **Business Expenses.** The Company will reimburse Executive for Executive's necessary and reasonable business expenses previously approved by the Designated Person and incurred in connection with Executive's duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies; provided that any such reimbursement must be paid on or before the last day of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and no such reimbursement shall be subject to liquidation or exchange for another benefit.

4.4 **Limitation on Payments; Section 280G.**

(a) **Reduction of Deferred Income**. If any payment or benefit that Executive would receive from the Company, whether in connection with the provisions in this Agreement or otherwise (the "**Payment**") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "**Excise Tax**"), then the total amount of all such Payments will be equal to the Best Results Amount. The "**Best Results Amount**" will be either (x) the full total amount of all such Payments or (y) a lesser amount that would result in no portion of such Payments being subject to the Excise Tax, whichever of those amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in Executive's receipt, on an after-tax basis, of the greater amount. If a reduction in payments or benefits constituting parachute payments is necessary so that the total amount of all such Payments equals the Best Results Amount, reduction will occur in the following order: (A) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first cash payment to be reduced); (B) cancellation of equity awards that were granted "contingent on a change in ownership or control" within the meaning of Section 280G of the Code in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first); (C) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (D) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date

following the occurrence of the event triggering the Excise Tax will be the first benefit to be reduced). In no event will Executive have any discretion with respect to the ordering of Payment reductions. Executive will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Agreement, and Executive will not be reimbursed, indemnified, or held harmless by any member of the Company Group for any of those payments of personal tax liability.

(b) Determination of Excise Tax Liability. Unless the Company and Executive otherwise agree in writing, the Company will select a professional services firm (the "**Firm**") to make all determinations required under this Section 4.4, which determinations will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 4.4, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm reasonably may request in order to make determinations under this Section 4.4. The Company will bear the costs and make all payments for the Firm's services in connection with any calculations contemplated by this Section 4.4. The Company will have no liability to Executive for the determinations of the Firm.

5. Conflicts and Confidentiality.

5.1 Non-disclosure of prior employers' confidential information and no conflicting obligation. By executing this Agreement, Executive agrees and represents that Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information belonging to any former employer of Executive or any other third party. Executive also represents and warrants that Executive has not taken or retained, and is not in possession of, any business materials or documents belonging to any former employer or third party. Executive hereby acknowledge that the Company has advised Executive that Executive is strictly prohibited from bringing such materials or documents onto the Company's premises, providing such materials or documents to Company personnel, or using them in connection with Executive's employment with the Company. Further, Executive represents and warrants to the Company that the performance of Executive's job duties for the Company will not violate, cause the breach of, or conflict with any prior agreement, contract, or understanding between Executive and any third party or otherwise violate any confidence of another. Executive represents and warrants that Executive is not subject to any post-employment restrictions that would prohibit or limit Executive's employment by the Company.

5.2 Confidential Information and Inventions Assignment. Executive agrees, as a condition of employment with the Company and as a material part of the consideration for the Company's commitment to the terms of this Agreement, to sign the Confidential Information and Invention Assignment Agreement attached hereto as Exhibit "B."

5.3 Non-Disclosure and Use of Trade Secrets. During the Period of Employment and after the termination, Executive will not:

(a) use or disclose the Company's trade secret information to, directly or indirectly, through any other individual or entity, induce or attempt to induce any Executive or independent contractor of the Company to leave the employment or service of the Company, or in any way interfere with the relationship between the Company, on the one hand, and any Executive or independent contractor thereof, on the other hand;

(b) solicit Confidential Information (as defined in Exhibit B), including trade secrets, from any Executive of the Company which the Executive knows or has reason to know is likely to have access to such information; or

(c) use or disclose the Company's trade secret information to identify existing or prospective customers, to facilitate (directly or indirectly) the solicitation of such existing and prospective customers or to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company to divert their business away from the Company. Further, Executive will not use the Company's trade secret information to otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, of the Company or to otherwise unfairly compete with the Company.

For purposes of this Agreement, the term "trade secrets" means, without limitation, Confidential Information that (a) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and (b) is subject to efforts that are reasonable under the circumstances to maintain its secrecy. Executive hereby represents that Executive has no intention of competing against the Company at any time by using the Company's trade secrets and understands that the Company is entering into this Agreement in reliance upon such representation. Examples of trade secrets include, but are not limited to, technical, business and other information related to the Company's manufacturing and production processes and techniques, product formulations, research and development, inventions and discoveries that have not yet been patented, technology, drawings, specifications, designs, plans, proposals, pricing and cost information, business and marketing plans, financial information, customer and supplier lists and information, and all rights in any jurisdiction to limit the use or disclosure thereof.

5.4 Location and Reproduction. Executive shall maintain at Executive's work station and any other place under Executive's control only such Confidential Information, including trade secrets, as Executive has a current "need to know." Executive shall return to the appropriate person or location or otherwise properly dispose of all Confidential information once that need to know no longer exists.

5.5 Injunctive Relief. Executive acknowledges that Executive's failure to carry out any obligation under this Agreement (including those listed on Exhibits A), or a breach by Executive of any provision herein, therein or in Exhibit B, will constitute immediate and irreparable damage to the Company, which cannot be fully and adequately compensated in money damages and which will warrant preliminary and other injunctive relief, an order for specific performance, and other equitable relief. Executive further agrees that no bond or other security shall be required in obtaining such equitable relief and Executive hereby consents to the issuance of such injunction and to the ordering of specific performance. Executive understands that other action may be taken and remedies enforced against Executive.

6. Termination.

6.1 "At-Will" Employment. The employment of Executive is at will. Either party may terminate Executive's employment hereunder at any time, with or without cause, upon notice to the non-terminating party. Any termination of Executive's employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. Notice of termination must be delivered in accordance with Section 18. The at-will nature of the employment relationship may not be modified or amended except by written agreement signed by an authorized officer of the Company and Executive.

6.2 Resignation from all Offices and Directorships. In the event Executive's employment is terminated by either party for any reason, Executive shall be deemed to have resigned voluntarily from all

offices, directorships and other positions held with the Company if Executive is serving in any such capacity at the time of termination.

6.3 Benefits upon Termination. On the effective date of termination of Executive's employment with the Company (the "**Termination Date**"), the Company shall have no further obligation to make or provide to Executive, and Executive shall have no further right to receive or obtain from the Company, any payments or benefits except (i) any Hourly Wages that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the termination date, and (ii) any reimbursement due to Executive for expenses reasonably incurred by Executive on or before the termination date in accordance with Company policy. The foregoing provisions of this Section 6.3 shall not affect: (i) the Executive's receipt of benefits otherwise due terminated Executives under group insurance coverage consistent with the terms of the Company's welfare benefit plans; (ii) the Executive's rights under COBRA to continue participation in health insurance coverage; or (iii) the Executive's receipt of benefits otherwise due in accordance with the terms of the Company's 401(k) plan (if any).

6.4 Cooperation. In the event Executive's employment is terminated by either party for any reason, Executive will cooperate with the Company in the winding up or transferring to other Executives of any pending work or projects. Executive will also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive's employment with the Company.

6.5 Return of Property. All documents, records, apparatus, equipment (including but not limited to computers, tablets, cell phones and laptops) and other physical property which is furnished to or obtained by Executive in the course of his or her employment with the Company shall be and remain the sole property of the Company. Executive agrees that, upon the termination of his or her employment, he or she shall return all such property (whether or not it pertains to Confidential Information or Intellectual Property Rights as defined in the Confidential Information and Inventions Assignment Agreement), and agrees not to make or retain copies, reproductions or summaries of any such property.

7. Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

8. Successors and Assigns. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

9. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California, without regard to its choice-of-law rules. The exclusive jurisdiction for any legal proceeding regarding this Agreement shall be in the federal and state courts located in the County of San Diego, State of California, and Executive hereby expressly consents to such jurisdiction.

10. Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

11. **Section Headings.** The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

12. **Severability.** If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

13. **Entire Agreement.** This Agreement, together with the exhibits attached hereto, embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof. It is the intention and agreement of the parties that the prior Consulting Services Agreement between the Company and Executive is hereby terminated in all respects. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

14. **Modifications.** This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

15. **Waiver.** Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

16. **Defend Trade Secret Act Trade Secret Disclosure Notice.** NOTICE is hereby given that this Agreement does not affect any immunity under 18 U.S.C. §§ 1833(b)(1) or (2).

(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

17. **Dispute Resolution.** Any dispute arising out of or concerning this Agreement shall be determined and settled by arbitration to be conducted in San Diego, California, by Judicial Arbitration and Mediation Services ("**JAMS**") (or its successor organization, if any) in accordance with JAMS's then existing rules for employment disputes; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator's award or decision is based. Any

award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Executive's employment. The parties agree that the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator's fee, but that each party shall bear its own attorneys fees and other expenses, including expert witness fees.

Executive may choose to opt out of the provisions of this Section 17 by initialing here: ____________

18. __Notices__. Any such notice or communication shall be deemed to have been given on (i) the day such notice or communication is personally delivered, (ii) three (3) days after such notice or communication is mailed by prepaid certified or registered mail, (iii) one (1) working day after such notice or communication is sent by overnight courier, or (iv) the day such notice or communication is faxed or sent electronically, provided that the sender has received a confirmation of such fax or electronic transmission. All notices given under this Agreement shall be addressed to the Parties as follows unless notice of another address has been provided by the Party pursuant to this Section 18:

(i) if to the Company, to:

AppTech Corp.
5876 Owens Ave., Suite 100
Carlsbad. CA 92008
Attention: Luke D'Angelo, CEO
Email: ldangelo@apptechcorp.com

(ii) if to Executive, to (or Executive's last known address as reflected on the books and records of the Company:

____

____

____

____

19. **__Code Section 409A.__** This Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A of the Internal Revenue Code of 1986, as amended from time to time and the Treasury Regulations thereunder (the "**Code**"), and any payment scheduled to be made hereunder that would otherwise violate Section 409A of the Code shall be delayed to the extent necessary for this Agreement and such payment to comply with Section 409A of the Code.

20. **__Counterparts.__** This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

21. **__Legal Counsel; Mutual Drafting.__** Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had ample opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis

of that party being the drafter of such language. Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the Effective Date.

"COMPANY"

AppTech Corp.,
a Wyoming corporation

By: ______________________________
Luke D'Angelo, Chief Executive Officer

"EXECUTIVE"

____
Virgil Llapitan

EXHIBIT A

JOB TITLE AND DESCRIPTION OF DUTIES

President

Responsible for maximizing Apptech Corp.'s operating performance and achieving its financial goals. Solves internal issues as they arise. Ensuring a healthy working environment and overseeing revenue generation and general operations.

- Preside over operations.
- Identify ways to maximize revenue.
- Analyze financial reports.
- Ensure company policies and procedures are followed by each department.
- Attract, retain and motivate staff.
- Report and share information with the board to ensure they are kept fully informed on the condition of the organization and important factors influencing it.
- Identify and lead new business opportunities.
- Ensure highly productive relationships and partnerships for the benefit of the organization.
- Sets goal, monitor work, and evaluate results to ensure that departmental and organizational objectives and operating requirements are met and are in line with the needs and mission of the organization.
- Direct and oversee all aspects of the company's customer experience policies, objectives and initiatives.
- Develop service level standards focused on response times and issue resolution.
- Establish policies and procedures that produce high quality customer service delivery and that reflect industry best practices.
- Ensure that systems are in place and are utilized to capture and report on service metrics, including any customer feedback or trends in product or service issues.
- Align customer service activities and initiatives to support and enhance the objectives of the organization.
- Recruit, manage and develop a pipeline of talent including experienced customer service agents, team leads, supervisors, and managers.
- Prepare annual budgets/forecasts for all areas of responsibility (or significantly assist in the process), analyze results, and ensure that all areas of responsibility meet budgeted expectations; identify opportunities to reduce expenses and add value.
- Work collaboratively with other departments, maintaining open and active communication, to ensure an effective customer experience and drive customer retention.
- Promote a high performing team that sets goals and constantly looks to improve upon the past successes.
- Perform ongoing process improvement exercises that promote continuous improvement.
- Implement reporting and analytics to understand key business drivers and look for ways to improve efficiencies, cut costs, and generate revenue.
- Drive quality and consistency through creation and maintenance of customer and internal knowledge bases.
- Manage to company's planning and budgetary guidelines, while maintaining the service mission of the company.
- Coordinate and manage the implementation of new products and services within the Customer Service and Operations units.

Chief Operating Officer

Position: Chief Operations Officer

The AppTech COO is responsible for overseeing the day-to-day administrative and operational functions of AppTech Corp. Responsible for maximizing Apptech's Corp. operating performance and achieving its financial goals. Solves internal issues as they arise. Ensuring a healthy working environment and overseeing revenue generation and general operations.

Position Objectives:

- Deliver on the Company's operational strategy that supports the core vision of the Company.
- Work with CEO to develop and nurture key strategic partnerships that help the company strengthen its competitive position in its chosen markets.
- Work with CEO to ensure that the company has the necessary resources to support successful execution of the business strategies.
- Ensure that the day-to-day operations are of high quality and low cost to maximize cash flow and customers satisfaction.

Job Responsibilities:

- Plan, develop, implement, and direct the organization's operational and fiscal functions and performance.
- Establish and ensure quality metrics are achieved through sound business processes following regulatory agency guidelines.
- Monitor company performance by measuring and analyzing results, initiate corrective actions, and minimize the impact of variances.
- Increase revenues and operating income while implementing operating cost controls in the areas of staffing, supplies, purchased services, etc.
- Define and implement methods to improve quality, efficiency and productivity, reduce costs, increase profits, or improve control measures.
- Work collaboratively with leadership team to develop and/or improve systems, processes, controls and procedures that improve the overall efficiency of the firm and insure excellent client service.
- Provide timely, accurate and complete reports on the operating condition of the company.
- Manage the overall strategy, purpose, and vision of the Human Resources function: benefits, payroll, 401k, recruitment, learning and development, culture, performance management, and succession planning.
- Lead and develop a team across multiple locations and over various functions.
- Working with CEO, attract, recruit, and retain required members of the executive team not currently in place
- Collaborate with the management team to develop and implement plans for the operational infrastructure of systems, processes, and personnel designed to accommodate the rapid growth objectives of our organization.
- Work autonomously while ensuring CEO expectations are readily met and exceeded.
- Foster a success-oriented, accountable environment within the company.

______
Initial

AppTech Corp.
5876 Owens Ave, Ste. 100
Carlsbad, CA 92008

(760) 707-5959
info@apptechcorp.com
www.apptechcorp.com

EXHIBIT B

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

(See Attached)

AppTech Corp.

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

In consideration of my employment by **AppTech Corp.**, its subsidiaries, parents, affiliates, successors and assigns (collectively, the "**Company**"), and the compensation now and hereafter paid to me, I hereby agree as follows:

1. **Confidentiality and Security.**

1.1 Recognition of Company's Rights. I understand and acknowledge that my employment by Company creates a relationship of confidence and trust with respect to Company's Confidential Information and that Company has a protectable interest therein. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company's Confidential Information, except as such disclosure, use or publication may be required in connection with my work for Company, or unless an officer of Company expressly authorizes such disclosure. I further understand and acknowledge that this Confidential Information and the Company's ability to reserve it for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information by me might cause the Company to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages and criminal penalties. I understand and agree that Confidential Information developed by me in the course of my employment by the Company shall be subject to the terms and conditions of this Agreement as if the Company furnished the same Confidential Information to me in the first instance. I hereby assign to Company any rights I may have or acquire in such Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of the Company and its assigns. I will take all reasonable precautions to prevent the inadvertent or accidental disclosure of Confidential Information. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

I acknowledge that, for consideration received, I have has performed work, activities, services or made efforts on behalf of or for the benefit of Company as an independent contractor prior to the date of this Agreement (the "**Prior Consulting Period**"). Accordingly, I agrees that if and to the extent that, during the Prior Consulting Period: (i) I received access to any information from or on behalf of the Company that would have been Confidential Information (as defined herein) if I received access to such information during my employment; or (ii) I (a) conceived, created, authored, invented, developed or reduced to practice any item (including any intellectual property rights with respect thereto) on behalf of or for the benefit of the Company, or related to the current or prospective business of the Company, that would have been an Invention (as defined herein) if conceived, created, authored, invented, developed or reduced to practice during my employment, or (b) incorporated into any such item any pre-existing invention, improvement, development, concept, discovery or other proprietary information that would have been a Previous Invention (as defined herein) if incorporated into such item during my employment; then any such information shall be deemed "Confidential Information" hereunder and any such item shall be deemed an Invention or Prior Invention hereunder, and this Agreement shall apply to such activities, information or item as if disclosed, conceived, created, authored, invented, developed or reduced to practice during the term of this Agreement.

1.2 Confidential Information. The term "**Confidential Information**" shall mean any and all confidential knowledge, data or information of Company. By way of illustration but not limitation, "**Confidential Information**" includes (a) Trade Secrets, inventions, mask works, ideas, processes, formulas, software in source or object code, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Intellectual Property Rights therein (collectively, "**Inventions**"); (b) information regarding research, development, new products, marketing and selling, business plans (including plans or research and development), budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of Company and other non-public

information relating to customers and potential customers; (d) information regarding any of Company's business partners and their services, including names, representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by Company, and other non-public information relating to business partners; (e) information regarding personnel, Executive lists, compensation, and Executive skills; and (f) any other non-public information which a competitor of Company could use to the competitive disadvantage of Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which was known to me prior to my employment with Company or which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me. This Section does not, in any way, restrict or impede me from exercising my rights under Section 7 of the National Labor Relations Act/protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. I shall promptly provide written notice of any such order to an authorized officer of the Company within forty-eight (48) hours of receiving such order, but in any event sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company's sole discretion.

As used in this Agreement, the term "**Intellectual Property Rights**" means all Trade Secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country; the term "**copyright**" means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (as a literary, musical, or artistic work) recognized by the laws of any jurisdiction or country; and the term "**Moral Rights**" means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country. "**Trade Secrets**" means Confidential Information or Intellectual Property Rights that derives independent economic value from not being generally known to and not being readily ascertainable by proper means.

1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data or information (**"Third Party Information"**) subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in confidence and will not disclose to anyone (other than the Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information or unless expressly authorized by an officer of the Company in writing.

1.4 Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

1.5 Term of Confidentiality Restrictions. I understand and acknowledge that my obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon my first having access to such Confidential Information (whether before or after I begin employment by the Company) and shall continue during and after my employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the my breach of this Agreement or breach by those acting in concert with me or on my behalf.

2. ASSIGNMENT OF INVENTIONS.

2.1 Disclosure of Inventions. I acknowledge and agree that, among my other duties for the Company, I will be employed by the Company in a position which could provide the opportunity for conceiving and/or reducing to practice inventions, improvements, developments, ideas or discoveries whether patentable or unpatentable (collectively hereinafter referred to as "**Inventions,**" which is further defined below). Accordingly, I agree to promptly disclose to the Company in confidence and in writing all Inventions conceived or reduced to practice by me while in the Company's employ, either solely or jointly with others, and whether or not during regular working hours. I further agree to maintain adequate and current written records of such Inventions.

For purposes of this Agreement, Inventions include, but are not limited to, Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists,

client lists, manufacturing information, marketing information, advertising information, and sales information.

2.2 Company Inventions. The provisions in **Section 2.1** shall apply only to "**Company Inventions**" as defined herein. Company Inventions shall mean any Invention that meets any one of the following criteria:

(i) Relates, at the time of conception or reduction to practice of the Invention to: (A) the Company's business, project or products, or to the manufacture or utilization thereof; or (B) the actual or demonstrably anticipated research or development of the Company.

(ii) Results from any work performed directly or indirectly by me for the Company.

(iii) Results, at least in part, from my use of the Company's time, equipment, supplies, facilities or trade secret information.

Provided, however, that, if applicable, a Company Invention shall not include any Invention which qualifies fully under the provisions of California Labor Code Section 2870 (a copy of which is attached as Exhibit A), including any idea or invention which is developed entirely on my own time without using the Company's equipment, supplies, facilities or trade secret information, and which is not related to the Company's business (either actual or demonstrably anticipated), and which does not result from work performed for the Company.

2.3 Assignment of Inventions. I hereby assign, and agree to assign, to the Company, all my rights, title and interest in and to all Company Inventions. Also, I hereby assign, and agree to assign, to the Company all Inventions conceived or reduced to practice by me within one (1) year following my termination of employment with the Company (whether voluntary or otherwise), if the Invention is a result of Company information obtained by me during my employment with the Company.

2.4 Execution of Necessary Documents. I agree that, upon request and without compensation therefor, but at no expense to me, whether during the term of my employment and thereafter, I will all do lawful acts, including the execution of papers and lawful oaths and the giving of testimony, that in the opinion of the Company, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending or enforcing United States and foreign letters Patent, including Design Patents, on all of such Company Inventions, and for perfecting, affirming, maintaining or recording the Company's complete ownership and title thereto, and to otherwise cooperate in all proceedings and matters relating thereto.

I hereby irrevocably grant the Company power of attorney to execute and deliver any such documents on my behalf in my name and to do all other lawfully permitted acts to transfer the Inventions to the Company and further the transfer, issuance, prosecution and maintenance of all rights therein, to the full extent permitted by law, if I do not promptly cooperate with the Company's request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be effected by my subsequent incapacity.

2.5 Prior Inventions. I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, made prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "**Prior Inventions**"). If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.

2.6 Work Made for Hire. I acknowledge that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever (collectively referred to as "**Work Product**") consisting of copyrightable subject matter is "work made for hire" as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned by the Company. Nothing contained in this Agreement shall be construed to reduce or limit the Company's rights, title or interest in any Work Product or Inventions so as to be less in any respect than that the Company would have had in the absence of this Agreement.

2.7 Moral Rights. To the extent any copyrights are assigned under this Agreement, I hereby irrevocably waive, to the extent permitted by applicable law, any and all claims I may now or hereafter have in any jurisdiction to all Moral Rights with respect to all Inventions and Work Product therein. To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against the Company or related to the Company's customers, with respect to such rights. I further acknowledge and agree that neither my successors-in-

interest nor legal heirs retain any Moral Rights in any Company Inventions (and any Intellectual Property Rights with respect thereto).

2.8 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.9 No License. I understand that this Agreement does not, and shall not be construed to, grant me any license or right of any nature with respect to any Inventions, Work Product, or any Confidential Information, materials, software or other tools made available to me by the Company.

3. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an Executive of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

4. SECURITY.

4.1 Security and Access. I agree and covenant (i) to comply with all Company security policies and procedures as in force from time to time including, without limitation, those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company facilities, IT resources and communication technologies ("**Facilities Information Technology and Access Resources**"); (ii) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of my employment by the Company, whether termination is voluntary or involuntary. I agree to notify the Company promptly in the event I learn of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction or reverse engineering of, or tampering with any Facilities and Information Technology Access Resources or other Company property or materials by others.

4.2 Return of Company Documents. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Confidential Information of the Company. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to the Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company's personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in attending an exit interview and completing and signing the Company's termination statement if required to do so by the Company.

5. NO SOLICITATION OF EXECUTIVES, CONSULTANTS OR CONTRACTORS. I agree that during the period of my employment and for the one (1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, Executive, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of Company, solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person known to me to be an Executive, consultant, or independent contractor of Company to terminate his or her relationship with Company, even if I did not initiate the discussion or seek out the contact.

6. LEGAL AND EQUITABLE REMEDIES. I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company, and Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement.

7. NON-DISPARAGEMENT. I agree and covenant that I will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its Executives, officers, and existing and prospective customers, suppliers, investors and other associated third parties; provided, however, that nothing in this Section is intended to or will

prevent me from cooperating with the investigation of any government agency.

8. **DUTY OF LOYALTY DURING EMPLOYMENT**. I agree that during the period of my employment by the Company, I will not, without Company's express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with the business or demonstrably anticipated business of the Company ("**Competing Business**"), will not own any interest in a Competing Business except as otherwise allowed by any Employment Agreement between the Company and myself, will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of the Company, or engage in any other activity which would .conflict with my employment by Company.

9. **ACKNOWLEDGEMENT.** I acknowledge and agree that the services to be rendered by me to the Company are of a special and unique character; that the Company will obtain knowledge and skill relevant to my industry, methods of doing business and marketing strategies by virtue of my employment; and that the terms and conditions of this Agreement are reasonable under these circumstances. I further acknowledge that the amount of my compensation reflects, in part, my obligations and the Company's rights under this Agreement; that I have no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; that I will not be subject to undue hardship by reason of my full compliance with the terms and conditions of this Agreement or the Company's enforcement thereof; and that this Agreement is not a contract of employment and shall not be construed as a commitment by either of the parties to continue an employment relationship for any certain period of time, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause.

10. **EXPORT**. I agree not to export, re-export, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

11. **NOTIFICATION OF NEW EMPLOYER.** In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

12. **GENERAL PROVISIONS.**

12.1Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

12.2Consent to Jurisdiction. This Agreement will be governed by the laws of the state of my residence, applied without regard to conflict of law principles; however, I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in the County of San Diego, County of California for any lawsuit arising from or related to this Agreement.

12.3Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

12.4Successors and Assigns; Survival. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee. My obligations pursuant to this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period.

12.5 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.

12.6Entire Agreement. This Agreement, including any exhibits and schedules hereto and thereto, is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us.

12.7No Modification. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

12.8Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument. This Agreement may also be executed and delivered by facsimile signature, PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com).

12.9 Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF

INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

This Agreement shall be effective as of the first day of my employment with the Company.

Dated: 4/28., 2021

[signature]

(Signature)

Virgilio T. Llapitan

(Printed Name)

5876 Owens Ave. Suite 100, Carlsbad CA. 92008

(Address)

ACCEPTED AND AGREED TO:

APPTECH CORP.

By: [signature]

Title: CEO Luke D'Angelo

5876 Owens Ave STE 100, Carlsbad, CA 92008

(Address)

Date: 4-28-21

appTech | AppTech Corp.
5876 Owens Ave, Ste. 100
Carlsbad, CA 92008

(760) 707-5959
Info@apptechcorp.com
www.apptechcorp.com

EXHIBIT A

LIMITED EXCLUSION NOTIFICATION

IF YOU ARE A RESIDENT OF THE STATE OF CALIFORNIA, THIS IS TO NOTIFY YOU in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either:

1. Relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company; or

2. Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I acknowledge receipt of a copy of this notification.

By: Virgilio T. Llapitan
(PRINTED NAME OF EXECUTIVE)

Date: 4-28-21

WITNESSED BY:

Jeffrey Moriarty
(PRINTED NAME OF REPRESENTATIVE)

AppTech Corp.
5876 Owens Ave, Ste. 100
Carlsbad, CA 92008

(760) 707-5959
Info@apptechcorp.com
www.apptechcorp.com

EXHIBIT B

TO: APPTECH CORP.

FROM: Virgilio T. Llapitan

DATE: 4.28.21

SUBJECT: Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by **APPTECH CORP.** (the "**Company**") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☑ No inventions or improvements.

☐ See below:

____

____

____

☐ Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship
1.			
2.			
3.			

☐ Additional sheets attached.